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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             SCHRODER GLOBAL SERIES TRUST

Address of Principal Business Office
(No. & Street, City, State, Zip Code):            875 Third Avenue, 22nd Floor
                                                  New York, New York 10022


Telephone Number (including area code):     (212) 492-6000

Name and address of agent for service of process:

                                            Carin F. Muhlbaum
                                            c/o Schroder Fund Advisors Inc.
                                            875 Third Avenue, 22nd Floor
                                            New York, New York 10022

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                            Yes  X         No



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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York, on the 29th day of May, 2003.

                                 SCHRODER GLOBAL SERIES TRUST

                                 By:     /s/ Catherine A. Mazza
                                 Name: Catherine A. Mazza
                                 Title:  President and Chief Executive Officer


ATTEST:


/s/ Carin F. Muhlbaum
Name:  Carin F. Muhlbaum
Title: Clerk